FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is dated effective as of December 2, 2002, by and between Mark Eshelman (the “Executive”) and Smarte Solutions, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties hereto together entered into an Employment Agreement dated March 1, 2002 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement in certain respects as more specifically set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.

Amendments, Additions and Deletions to Agreement.

(a)

The parties hereby agree to amend and restate Section 2(a) of the Agreement to read in its entirety as follows:

2.

Cash and Incentive Compensation.

(a)

Salary and Bonus.  During the period commencing on the Commencement Date and continuing through and until the Total Funding Date (as defined below), the Company shall pay the Executive as compensation for his services an initial base salary at a gross annual rate of not less than $90,000.00.  The “Total Funding Date” shall refer to the date the Company secures and closes equity or debt financing totaling $3,000,000.00 or more (inclusive of monies raised in the Initial Funding) or at the time investors holding Bridge Notes convert their Notes to equity.  In the event that the Total Funding Date occurs, the Company shall increase the Executive’s initial base salary to a gross annual rate of not less than $120,000.00 for a period of 2 years, and $120,000.00 subsequently thereafter.  Subject to the approval of the Board, the Company shall also provide the Executive an incentive cash bonus plan.  In the event that the Total Funding Date does not occur, the Company shall continue to pay the Executive a salary at the gross annual rate not less than $90,000.00, subject to any increases determined at the sole discretion of the Company’s Board of Directors.  The annual compensation specified in this Subsection (a), together with any modifications in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary”. Such Base Salary shall be payable in accordance with the Company’s standard payroll procedures.  In addition to a Base Salary, Executive will be eligible to be considered for a financing bonus upon the Initial Funding Date (the “Financing Bonus”).  The Financing Bonus will be earned only if Executive is employed by the Company at the time of payment.  The Financing Bonus will be Fifteen Thousand Dollars $15,000.00), payable no more than ten (10) days after the Total Funding Date.

2.

Ratification.  Except as expressly amended by this First Amendment, the Agreement and the exhibits and schedules thereto shall remain in full force and effect.  None of the rights, interests and obligations existing and to exist under the Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Agreement.

3.

Execution in Counterparts.  For the convenience of the parties, this First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.

Governing Law.  This First Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed effective as of the date first above written.

SMARTE SOLUTIONS, INC.

By: /s/ MICHAEL SHAPIRO

Michael Shapiro, Chief Executive Officer

/s/ MARK ESHELMAN